EXHIBIT 10.1

Equity Transfer Agreement

Party A (Transferor): Wuhan Optical Valley Orange Technology Co., Ltd.

Party B (Transferee 1): Wuhan Aoxin Science & Technology Group Co., Ltd

Party C (Transferee 2): Mr. Deming Liu

Party D (Transfer Target): Wuhan Orange Optical Networking Technology Development Co., Ltd.

Party F (Witness):  Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd

WHEREAS, Party A legally owns 100% Equity of Party D, and Party A voluntarily wants to transfer 100% equity of Party D to Party B and Party C; AND

WHEREAS, Party B agrees to accept the 55% equity of Party D, and Party C agrees to accept the 45% equity of Party D; AND

WHEREAS, the Board of Shareholders of Party A also consents to transfer 100% equity of Party D to Party B and Party C;

NOW, THEREFORE, in consideration of the foregoing premises and the friendly negotiations among Party A, B, C, D and E, the following equity transfer agreement is entered in accordance with the principle of equality and mutual benefit.

Section I Equity Transfer

1.	Party A consents to transfer 100% equity of Party D to Party B and Party C, Party B and Party C agree to accept the equity;
2.
The above-mentioned equity shall include all the attached interests and rights under that equity, and shall be free and clear of (including, but not limited to) all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description.

3.	When the agreement takes effect, Party A shall not burden any obligations and responsibilities for the operational management and claims and Debts of Party D.

Section II Transferring Price and the Payment Methods

1.
Upon the terms and subject to the conditions of this Agreement, Party A agrees to transfer the 100% equity of Party D to Party B and Party C at the price of RMB 1 million Yuan, Party B and Party C agree the price for the equity.

2.	Upon the terms and subject to the conditions of this Agreement, Party B agrees to pay RMB 550,000 Yuan within 7 days upon the execution of this agreement to the bank accounts designated by Party A ;

3.	Upon the terms and subject to the conditions of this Agreement, Party C agrees to pay RMB 450,000 Yuan within 7 days upon the execution of this agreement to the bank accounts designated by Party A ;

4.	Party A agrees that Party B and Party C can start to process the business registration upon the execution of this agreement.

 Section III Representations of Party A

1.	Party A is the exclusive owners of the transferring equity set forth in Section I.

2.	As the Shareholder of Party D, Party A has fully implemented the obligation of Capital Contribution to the Company’s Registered Capital.

3.	From the effective date of the agreement, Party A shall fully quit from the operations of Party D, and shall not have the rights of the distribution of the assets, properties and profits.

 Section IV Representations of Party B and Party C

1.	Party B and Party C acknowledge and comply with the Amended Articles of Association of Party D;

2.	Party B and Party C ensure to pay the purchase price in terms of the payment deadline and method stipulated in Section II.

Section V.  Expense from the Equity Transfer

All the parties agree all the transferring fees and related expenses shall be undertaken by Party B and C.

 Section VI Liability for Breach of Contract

1.	If any party violates or fails to implement any clauses of the agreement, the breaching party should indemnify all the economic losses of the non-breaching party;

2.
If Party B and Party C fail to pay the equity purchase price timely according to the regulations of Section II, party A shall have the right to charge the overdue fine at the rate of 5‰ per day commencing the date of the deadline stipulated in Section II. When Party B and Party C pay the overdue fine, but the loss caused to Party A is over the overdue fine, or other damages are caused due to the breaching of Party B and Party C, it shall not impact Party A to claim for the indemnification regarding to the excess portion between the overdue fine and the loss and other damages.

Section VII Confidentiality

All the parties shall have the obligations to keep confidential regarding each party’s commercial information acquired during the performing of the agreement, the confidentiality is still valid and effective upon the termination of the agreement. Should any party violates the confidential clause and causes loss to the other party, it should undertake all the charges and losses of the other party.

Section VIII   Effective Clauses and Miscellaneous

1.	This agreement shall be effective upon the execution of Party A , Party B and Party C.

2.
Any disputes caused by the implement of this agreement must be first settled by Party A, Party B and Party C pursuant to the principle of friendly negotiations. In case no such settlement can be reached, either party has the right to file a suit to the People’s court where Party A is located.

3.	This agreement is in quintuplicate, each of the parties holds one copy, and all of which shall be deemed to be an original and share the same legal effect.

Party A (Transferor): Wuhan Optical Valley Orange Technology Co., Ltd. (seal)

Legal Representative or agent:      (signature)

Party B (Transferee 1): Wuhan Aoxin Science & Technology Group Co., Ltd (seal)

Legal Representative or agent:      (signature)

Party C (Transferee 2): Mr. Deming Liu (signature)

November 10, 2014